Exhibit 99.1

SpringWorks Therapeutics Reports First Quarter 2022 Financial Results and Recent Business Highlights

– Activities to Enable the Topline Analysis from Phase 3 DeFi Trial Underway with Data Expected in the Second Quarter –

– Long-Term Data from the Phase 2 NCI-Sponsored Clinical Trial of Nirogacestat in Patients with Progressing Desmoid Tumors to be Presented at ASCO –
– Initial Data from the DREAMM-5 Sub-Study Evaluating Nirogacestat in Combination with GSK’s BLENREP in Patients with Relapsed or Refractory Multiple Myeloma Also to be Presented at ASCO –
– Announced Clinical Trial Collaboration and Supply Agreement with Regeneron to Evaluate Nirogacestat in Combination with REGN5458 in Patients with Relapsed or Refractory Multiple Myeloma –

STAMFORD, Conn., May 5, 2022 – SpringWorks Therapeutics, Inc. (Nasdaq: SWTX), a clinical-stage biopharmaceutical company focused on developing life-changing medicines for patients with severe rare diseases and cancer, today reported first quarter financial results for the period ended March 31, 2022 and provided an update on recent company developments.

“In the first quarter of 2022 we continued to advance our diversified targeted oncology pipeline, which now includes 18 development programs across rare oncology, BCMA combinations in multiple myeloma, and biomarker-defined metastatic solid tumors,” said Saqib Islam, Chief Executive Officer of SpringWorks. “The second quarter of 2022 will be a meaningful period for SpringWorks and the patients we are working to serve as we expect to announce topline data from our Phase 3 DeFi study, share initial clinical data from our collaboration with GSK evaluating nirogacestat in combination with low-dose BLENREP in patients with multiple myeloma at ASCO, and host our first R&D Day, which will include initial clinical data from our biomarker-defined metastatic solid tumor programs with BeiGene, our preparations for serving patients with desmoid tumors, as well as broader developments across our pipeline.”
Recent Business Highlights and Upcoming Milestones
Rare Oncology
•SpringWorks is conducting the Phase 3 DeFi trial evaluating nirogacestat in adult patients with progressing desmoid tumors. DeFi is an event-driven trial with a primary endpoint of progression-free survival. The Company has commenced the activities to enable the topline analysis from the Phase 3 DeFi trial and expects to report topline data in the second quarter of 2022.
•A poster entitled, “Extended progression free survival and long-term safety of nirogacestat in patients with desmoid tumors” will be presented at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting. The poster will include updated data from the NCI-sponsored Phase 2 study of nirogacestat in patients with progressing desmoid tumors.
•Recruitment is ongoing in a Phase 2 study sponsored by the Children’s Oncology Group evaluating nirogacestat in pediatric patients with desmoid tumors.
•The Phase 2b ReNeu trial evaluating mirdametinib in adult and pediatric patients with NF1-associated plexiform neurofibromas (NF1-PN) is fully enrolled.

•Recruitment is ongoing in a Phase 1/2 clinical trial evaluating mirdametinib in children and young adults with low-grade glioma.

B-cell Maturation Antigen (BCMA) Combinations in Multiple Myeloma
•SpringWorks continues to advance nirogacestat as a potential cornerstone of BCMA combination therapy across modalities in collaboration with eight industry leaders. Five studies are currently ongoing: nirogacestat + GSK’s BLENREP (belantamab mafodotin-blmf), nirogacestat + Allogene’s ALLO-715, nirogacestat + Janssen’s teclistamab, nirogacestat + Precision Biosciences’ PBCAR269A, and nirogacestat + Pfizer’s elrantamab; three additional studies are planned: nirogacestat + Seagen’s SEA-BCMA, nirogacestat + AbbVie’s ABBV-383, and nirogacestat + Regeneron’s REGN5458.
•A poster entitled, “Synergistic effects of low-dose belantamab mafodotin in combination with a gamma-secretase inhibitor (nirogacestat) in patients with relapsed/refractory multiple myeloma (RRMM): DREAMM-5 study” will be presented in a poster discussion session at the 2022 ASCO Annual Meeting.
•In April 2022, SpringWorks entered into a clinical trial collaboration and supply agreement with Regeneron Pharmaceuticals, Inc. to evaluate nirogacestat in combination with Regeneron’s investigational bispecific antibody targeting BCMA and CD3, REGN5458, in patients with relapsed or refractory multiple myeloma.
Biomarker-Defined Metastatic Solid Tumors
•Enrollment is ongoing in a Phase 1b/2 trial evaluating mirdametinib with BeiGene’s RAF dimer inhibitor, lifirafenib, in adult patients with RAS/RAF mutant and other MAPK pathway aberrant solid tumors. Initial clinical data from the BeiGene-sponsored trial are expected to be presented at an upcoming SpringWorks-sponsored R&D Day.
•Enrollment is ongoing in a Phase 1 trial of BGB-3245 in adult patients with RAF mutant solid tumors. BGB-3245 is a selective RAF dimer inhibitor being developed by MapKure, LLC, a joint venture between SpringWorks and BeiGene. Initial clinical data from the MapKure-sponsored trial are expected to be presented at an upcoming SpringWorks-sponsored R&D Day.
•Enrollment is ongoing in a Phase 1b/2a platform study sponsored by Memorial Sloan Kettering Cancer Center evaluating mirdametinib both as a monotherapy and as a combination therapy in advanced solid tumors harboring selected MAPK-activating mutations.
•Preclinical data from the TEAD inhibitor program were presented at the American Association for Cancer Research Annual Meeting in April 2022. SpringWorks expects to nominate a drug candidate from the TEAD inhibitor portfolio in the second half of 2022.

First Quarter 2022 Financial Results

•Research and Development (R&D) Expenses: R&D expenses were $34.1 million for the first quarter of 2022, compared to $17.4 million for the comparable period of 2021. The increase in R&D expense was primarily attributable to an increase in internal costs driven by the growth in employee costs associated with increases in the number of personnel, including an increase in stock-based compensation expense, and an increase in external costs related to drug manufacturing and trial costs.
•General and Administrative (G&A) Expenses: G&A expenses were $27.4 million for the first quarter of 2022, compared to $12.4 million for the comparable period of 2021. The increase in G&A expense was primarily attributable to an increase in internal costs driven by the growth in employee costs associated with increases in the number of personnel, including an increase in stock-based compensation expense as we continued to expand our operations to support the organization, and an increase in professional fees, as we continue to build new capabilities, including commercial.

•Net Loss Attributable to Common Stockholders: SpringWorks reported net loss of $61.8 million, or $1.26 per share, for the first quarter of 2022. This compares to a net loss of $29.8 million, or $0.62 per share, for the comparable period of 2021.
•Cash Position: Cash, cash equivalents and marketable securities were $380.7 million as of March 31, 2022.

COVID-19 Update

To date, the COVID-19 pandemic has had a relatively modest impact on SpringWorks’ business operations, in particular on SpringWorks’ clinical trial programs, and SpringWorks is undertaking considerable efforts to mitigate the various challenges presented by this crisis. For further details and descriptions of the risks associated with the COVID-19 pandemic, please see the Risk Factors in SpringWorks’ periodic filings with the Securities and Exchange Commission and refer to the Forward-Looking Statements section in this press release.

About SpringWorks Therapeutics

SpringWorks is a clinical-stage biopharmaceutical company applying a precision medicine approach to acquiring, developing and commercializing life-changing medicines for patients living with severe rare diseases and cancer. SpringWorks has a differentiated targeted oncology portfolio of small molecule product candidates and is advancing 18 development programs, including two potentially registrational clinical trials in rare tumor types as well as several programs addressing highly prevalent, genetically defined cancers. SpringWorks’ strategic approach and operational excellence in clinical development have enabled it to rapidly advance its two lead product candidates into late-stage clinical trials while simultaneously entering into multiple shared-value partnerships with innovators in industry and academia to expand its portfolio and create more solutions for patients with cancer. For more information, visit www.springworkstx.com and follow @SpringWorksTx on Twitter and LinkedIn.

SpringWorks uses its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website in the Investors & Media section. Accordingly, investors should monitor such portions of the SpringWorks website, in addition to following press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding SpringWorks’ clinical trials and its strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to SpringWorks’ financial results, the timing for initiation, enrollment, progress and completion of SpringWorks’ clinical trials or third-party clinical trials of its product candidates, the timing for expected data readouts from partners and partners' clinical trials, the expected benefits of collaborations, the fact that interim results from a clinical study may not be predictive of the final results of such study or the results of other ongoing or future studies, whether and when, if at all, SpringWorks’ product candidates will receive approval from the U.S. Food and Drug Administration, or FDA, or other foreign regulatory authorities, uncertainties and assumptions regarding the impact of the COVID-19 pandemic on SpringWorks’ business, operations, clinical trials involving its product candidates, supply chain, strategy, goals and anticipated timelines, competition from other biopharmaceutical companies, and other risks identified in SpringWorks’ SEC filings. SpringWorks cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. SpringWorks disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent SpringWorks’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

SpringWorks Therapeutics, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per-share data)	2022	2021
Operating expenses:
Research and development	$34,103	$17,375
General and administrative	27,366	12,381
Total operating expenses	61,469	29,756

Loss from operations	(61,469)	(29,756)
Interest and other income:
Other income	(193)	3
Interest income, net	198	227
Total interest and other income	5	230
Equity investment loss	(337)	(261)
Net loss	$(61,801)	$(29,787)

Net loss per share, basic and diluted	$(1.26)	$(0.62)
Weighted average common shares outstanding, basic and diluted	48,937,756	48,229,539

SpringWorks Therapeutics, Inc.

Selected Balance Sheet Data (Unaudited)

	March 31, 2022	December 31, 2021
(in thousands)
Cash, cash equivalents and marketable securities	$380,746	$432,731
Working Capital (1)	332,713	352,941
Total assets	405,580	452,494
Total liabilities	28,776	30,098
Accumulated deficit	(354,314)	(292,513)
Total stockholders’ equity	376,804	422,396
(1)We define working capital as current assets less current liabilities.

Contacts:
Kim Diamond
Vice President, Communications and Investor Relations
Phone: 203-561-1646
Email: kdiamond@springworkstx.com

Samantha Hilson Sandler
Director, Investor Relations
Phone: 203-461-5501
Email: samantha.sandler@springworkstx.com